Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Torrid Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(o)	(1)(2)	(3)	(1)		(4)
	Equity	Preferred Stock, par value $0.01 per share	Rule 457(o)	(1)(2)	(3)	(1)		(4)
	Debt	Debt Securities	Rule 457(o)	(1)	(3)	(1)		(4)
	Other	Warrants	Rule 457(o)	(1)(2)	(3)	(1)		(4)
	Unallocated (Universal) Shelf	—	Rule 457(o)			$600,000,000	$0.00014760	$88,560.00

Fees To Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(a)	90,000,000 (2)	$5.11(5)	$459,900,000(5)	$0.00014760	$67,881.24(5)

Fees Previously Paid								—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,059,900,000		$156,441.24

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$156,441.24

(1)

There are being registered hereunder an indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $600,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered also include an indeterminate number or amount, as the case may be, of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder or pursuant to the anti-dilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $600,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum offering aggregate price per class of security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.
(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 12, 2024, which was $5.11.

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